UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 4, 2010

Dollar Financial Corp.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-50866	23-2636866
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1436 Lancaster Avenue, Suite 300, Berwyn, Pennsylvania		19312
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	610-296-3400

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On March 4, 2010, National Money Mart Company ( "National Money Mart") and Dollar Financial Group, Inc., each a wholly-owned direct or indirect subsidiary of Dollar Financial Corp. (the "Company"), reached an agreement to settle their outstanding British Columbia class action litigation, in which the plaintiffs claimed that the business model used by National Money Mart resulted in the collection of fees in excess of the statutory limit for the payday loans made since 1997.

Under the summary terms of the British Columbia settlement, National Money Mart will create a settlement fund in an amount of C$24.75 million, consisting of C$12.375 million in cash and C$12.375 million in vouchers. Fees payable to plaintiffs’ counsel will be paid from this fund. The remaining amount of the fund will be available to class members who make claims, with National Money Mart receiving a credit for any unpaid debts incurred through November 1, 2009 and owed by claimants to National Money Mart. As part of the settlement, National Money Mart will release all debts incurred through November 1, 2009 by class members who do not make a claim, up to the total check cashing fees paid by those class members through that date. The vouchers will be in paper form, will not be transferable, will be subject to cash redemption for six months after their three-year life, and will be available to be applied during the three years, generally in C$5.00 increments, to product transactions on most of National Money Mart’s products. Any amounts remaining in the settlement fund after the redemption period will be returned to National Money Mart.

The British Columbia settlement will be set forth in a definitive settlement agreement which will be subject to final court approval. The Company expects final settlement approval by June 30, 2010, although there can be no assurances in that regard.

The Company expects to record a charge of C$12.375 million associated with the cash component of the settlement fund, and an additional non-cash amount that will be based on the expected value of the vouchers.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dollar Financial Corp.

March 9, 2010	By:	/s/ Randy Underwood

Name: Randy Underwood
Title: Executive Vice President and Chief Financial Officer